EXHIBIT 10.23
AWARD TERMS OF
STOCK APPRECIATION RIGHTS GRANTED UNDER THE CHEMOURS EQUITY AND INCENTIVE PLAN
FOR GRANTEES LOCATED OUTSIDE THE U.S.

Introduction
You have been granted stock appreciation rights (SARs) under The Chemours Company Equity and Incentive Plan (“Plan”), [CONVERSION AWARDS: in substitution of certain of your outstanding awards under the E. I. du Pont de Nemours and Company Equity and Incentive Plan], subject to the following Award Terms. This grant is also subject to the terms of the Plan itself, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com.

Grant Award Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR AWARD IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR AWARD WILL BE SUBJECT TO CANCELLATION.
Date of Grant	[ ]
Exercise Price	[ ]
Expiration Date	SARs will expire no later than [ ] or two years after the date of your death if earlier. However, the SAR may expire sooner. Please refer to “Termination of Employment” below.
Vesting Schedule	[ ]
Termination of Employment

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Under 55/10 Rule
If you terminate employment after attainment of age 55 with at least 10 years of service and either (i) you are an active employee [CONVERSION AWARDS: for six months following the Date of Grant] or (ii) you have been notified by the Company or, if different, your employer (the “Employer”), that your employment with the Company or Employer will terminate because of either lack of work or divestiture to an entity less than 50% owned by Chemours, the SARs will be exercisable through the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment applicable to the SARs pursuant to this section being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of your termination of employment, and the SARs will be treated as set forth in the other sections of this Agreement, as applicable.

Due to Lack of Work, Divestiture to Entity Less Than 50% Owned by Chemours, or Disability
The SARs will be exercisable through the date that is one year after the date of your termination of employment, or, if earlier, the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Death
The SARs will be exercisable through the date that is two years after the date of your termination of employment or, if earlier, the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will be automatically vested.

Due to Any Other Reason (such as voluntary termination)	SARs must be exercised by the date on which you terminate employment.
Restricted Conduct
If you engage in any of the restricted conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, you shall forfeit all SARs (whether or not vested) and shall immediately pay to the Company, with respect to previously exercised SARs, an amount equal to the cash amount received, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

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(i)    Non-Disclosure of Confidential Information. During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and / or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii)    Solicitation of Employees. During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or

(iii)    Solicitation of Customers. During your employment and for a period of one year following the termination of your employment for any reason, you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

(iv)    Non-Competition. During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which Company engaged; or (c) take any action to invest in (other than a non-controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to Company.

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(v)    Geographic Scope. You acknowledge that due to the broad scope of Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary. Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy	This Award shall be subject to the Company’s Incentive Compensation Clawback Policy (as it may be amended from time to time), the terms of which are incorporated herein by reference.
Repayment/Forfeiture
Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

Exercise/Payment
Requests to exercise SARs will be valued using that day’s average of the high and low price for Stock as determined on the NYSE-Composite Transactions Tape. This price will be used to determine the gross payment from the exercise transaction. If the exercise day is not a day the NYSE is open, the transaction will be valued at the average price on the next trading day the exchange is open. Proceeds of the exercise will be paid to you by your local payroll.

Calculation of the gross payment will be done in U.S. dollars and then translated into local currency by your local payroll. Translation shall be done using the exchange rate quoted in The Wall Street Journal on the exercise day, or, if no rate is quoted, an appropriate published equivalent will be used. If the exercise day is not a business day, the exchange rate quoted for the next business day will be used.

Non-transferability	You may not transfer these SARs, except by will or laws of descent and distribution. The SARs are exercisable during your lifetime only by you or your guardian or legal representative.
Withholding
You acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the SARs, including, but not limited to, the grant, vesting or exercise of the SARs; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SARs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the cash payable pursuant to this Award; or (ii) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer.

Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to settle the SARs, if you fail to comply with your obligations in connection with the Tax-Related Items.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Appendix
Notwithstanding any provisions in these Award Terms, the SARs shall be subject to the additional terms and conditions set forth in any appendix to these Award Terms (the “Appendix”). The Appendix constitutes part of these Award Terms.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan and on the SARs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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APPENDIX
ADDITIONAL TERMS AND CONDITIONS
This Appendix includes special terms and conditions that govern the SARs granted to you. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Terms or the Plan.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other SAR materials by and among, as applicable, the Employer, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all SARs or any other entitlement awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Subsidiaries and Affiliates, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you SARs or other awards or administer or maintain such awards (i.e., the award would be null and void). Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

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Nature of Grant	By participating in the Plan, you acknowledge, understand and agree that:

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(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the SARs is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of SARs, even if SARs have been granted in the past; (c) all decisions with respect to future grants of SARs, if any, will be at the sole discretion of the Company; (d) you are voluntarily participating in the Plan; (e) the SARs are not intended to replace any pension rights or compensation; (f) unless otherwise agreed with the Company, the SARs and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (g) the SARs and the income and value of same are not part of normal or expected compensation for any purpose including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the cash payment is unknown, indeterminable and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages shall arise from forfeiture of the SARs resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the SARs to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (j) for purposes of the SARs, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (1) your right to vest in the SARs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (2) the period (if any) during which you may exercise the SARs after such termination of your employment will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the SAR grant (including whether you may still be considered to be providing services while on an approved leave of absence); (k) unless otherwise provided in the Plan or by the Company in its discretion, the SARs and the benefits evidenced by this Agreement do not create any entitlement to have the SARs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and (l) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the SARs or of any amount due to you pursuant to the exercise of the SARs.

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No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Venue
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the SARs or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Language
If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Insider Trading/ Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or exercise SARs under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

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